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The following is a transcript of IPO Edge and The Palm Beach Hedge Fund Association’s interview with Digital World Acquisition Corp.’s Chief Executive Officer, Patrick Orlando, on September 1, 2022.

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It’s

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John Jannarone, Editor-in-Chief - IPO Edge: Good afternoon. Thank you for joining us this morning, on a late summer, Thursday. I’m John Jannarone, Editor in Chief of IPO Edge, along with my co-host, Jared Banks, who’s editor-at-large. Our special guest this morning is Patrick Orlando, who’s the CEO of Digital World Acquisition Corp. As all of you know, I believe that’s a SPAC that is merging with Trump Media and Technology Corp. Group. Excuse me, which is the parent of Truth Social. We’re going to talk a lot about Truth Social, as well as an upcoming vote, which is required to extend the time of this deal, this transaction to be affected. Patrick is also going to be very happy to address a lot of questions. Some are very tough, I’d add. I received some emails that I would call quite heated, and we’re going to get into some of that with Patrick here to try to clarify some of these things for everyone who’s following this very interesting story. Bfore we start, I want to remind everyone that you can ask questions here on the platform just by submitting them into the Q&A box. We will address those with Patrick later on in the program. Additionally, we will publish a replay that you can find on our home page. You can also find it under the DWAC ticker on Yahoo Finance or on your Bloomberg Terminal. One last thing I want to show everyone, which is important for this deal to get done, is that shareholders are required to, not required, but encouraged to vote. You don’t have to vote, but even small shareholders add up in aggregate. There’s a lot of information there, which is also easy to find. I believe, on the DWAC website, and then you can also email info and saratogaproxy.com. If you’ve got any questions about it, Patrick and I are going to dig right into that momentarily. And with that, I’m going to bring on Patrick, but I just want to remind everyone a bit about what this platform is. It was founded by former President, Donald Trump, as an alternative to other platforms like Twitter. The engagement has surged significantly, especially, since the FBI searched his home here in Mar-a-Lago, in Palm Beach, Florida. I believe that as of this morning, Mr. Trump, President Trump had four million followers and one of the things that I’d like to point out is this stock DWAC itself is trading extremely well, around twenty-five dollars. It had been higher, but it’s quite unusual these days for a SPAC to be trading 150% above the cash in trust. With that, I think I’m going to bring on Patrick. Patrick, thank you for joining us.

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Patrick Orlando, CEO - DWAC: Let me unmute here. Wonderful! Thank you so much for that intro. I think you provided a lot of information already. Just before we do get started, you were talking about voting, and voting is a very important responsibility, and you know it’s something you pay for, when you invest in a public company. You actually get to have a say, so voting is not just an option. It really is something that can affect the quality of your investment, and when there’s important decisions being made, that’s where voting counts, and you get to decide, what’s best for your company, and we can dive into it now.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, great, so, Patrick, you know, we both just talked about the deal at a high level, but what’s going on with the vote, and what kind of an extension do you need, and why is it required? We all know that SPACs have timelines usually eighteen months to twenty-four months. I suppose we’re getting close, and you need a little more time. Is that how this works?

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Patrick Orlando, CEO - DWAC: So, you know, we actually have under our charter, an additional six months. We are now proposing a vote. We strongly feel it’s the right move for Digital World. We think it’s going to strengthen the company, and we think it’s also going to put public shareholders in the best position, and that’s why we are proposing a vote, to go for up to a one-year extension, to facilitate the time that we need or may require, in order to get the best possible business combination done.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, great, can you tell us what percentage of shareholders need to vote, in order for this extension to be approved?

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Patrick Orlando, CEO - DWAC: Sixty-five percent of shareholders, — that’s the threshold. Obviously, we as the sponsors, hold about 20% of that, and the rest, the balance is, are, public shareholders and you know, public shareholders have a say. They really do make these, these decisions. You know, this is a special meeting to approve a one-year extension. We think it’s in the best interest of everybody. If you own the stock, and you want the company to do as well as possible, you know, you just analyze what you’re voting for or against, and you know, if the company is being well run and there’s some good thinking many times, the for vote is what the company supports, and you know, if you review the proxy, you can see exactly what we’re voting on, why we’re voting on it, and there’s many important votes in the life of a SPAC and public company. You know, this is one of them, and also just the merger, and I think you know you know very well about the merger vote. The merger vote at the end of the life of a SPAC is another moment where, where the public shareholders, I mean, they’re the ones that decide whether or not deals go through.

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John Jannarone, Editor-in-Chief - IPO Edge: Great and just to clarify something for folks who might be due to have these work. If the deal is approved automatically, the ticker would switch from DWAC to another one, which would basically be Trump Media Technology Group, correct?

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Patrick Orlando, CEO - DWAC: So, when SPACs merge with targets, very often, you know, the target is the, call it the operating company, it’s a private company that owns the business. The SPAC is a vehicle that’s public and has cash in trust, and you know, obviously the concept of the SPAC is that combination between a public company with extra cash to fuel growth in a private company that’s hopefully on a very strong growth trajectory; That’s a perfect combination to ensure that the best conditions for growth exist. It’s no guarantee there’s going to be growth, but you know that’s a great combination. If a private company should be public, so that it can enjoy the benefits of the public, but of the public markets, and you can feed it with capital, that’s really exciting, and the other concept, I guess, is, you know, in a normal private company, the public shareholders don’t get to participate, right? If you see an exciting but private company, and you want to invest in it, you don’t get a chance to do it, but when there’s a public company, and you’re interested in it, and you believe in what they’re doing, and you think the prospects are great, you just have to call up your broker, buy some shares, and now you are part of that company. Not only do you get to read the economic rewards of it, if it does well, and obviously, you share the losses if it doesn’t, but you get a say. You get a vote.

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John Jannarone, Editor-in-Chief - IPO Edge: You know, and I’d add Patrick, for those who aren’t familiar with your background, you’ve been involved in multiple other SPACs in the past, right?

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Patrick Orlando, CEO - DWAC: Yes, I really became enamored with public companies. I think it’s just a wonderful vehicle where you know companies operate. They report the results quarterly, annually. There’s public filings. I urge everyone to go ahead and follow our public filings, There’s several websites that you can subscribe to, and every time when you make a public filing, you’ll see it in real-time. You’ll see it at the same time as the institutional investors, right? So, there are no advantages for any investors, big or small in a public company, because we issue statements or our material events publicly at times where the entire public has a chance to digest them. If the individual investor is getting those reports, when they’re issued in real-time, they can analyze them just as well as anybody else or at just with the same amount of time, let’s say, as anybody else, and decide whether or not they, they like what’s going on, and you know, if you like, what’s going on typically, you’re a buyer of a name. If you don’t, you’re a seller, right? If you’re not sure, you don’t have to do anything, right? You never have to invest in a public company, but if you believe in what they’re doing and you have you know, these disclosures and reports on how it’s going, you get to judge for yourself, and you want to be involved in that company, and I think that’s wonderful. I really love you know, the public companies, and the fact that you know you basically get a vote from shareholders as to whether or not you’re doing well, and they like what you’re doing, and if there’s more buyers and sellers that’s constructive for a stock. So, if you’re doing a good job, people get the information, they like it that spells for a successful public company.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, and now, Patrick, we talked about the 65% threshold, but can you give us a little bit of color on how things are going, so far? You getting a lot of people to turn out to vote? And by the way, I want to mention something, it’s not as if you need to attend some meeting in person. It’s all done very electronically, pretty easily through your broker, right?

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Patrick Orlando, CEO - DWAC: Yeah, so you know, on those two topics, number one, I do believe, and you know this is my opinion, but the stockholders in our name, Digital World Acquisition Corp., are engaged, right, and, we do have especially for a SPAC, we have a high percentage of retail shareholders. And that’s wonderful, right? I like the fact that we have, you know, many individuals on top of many institutions that are, you know, involved in our name and our stockholders. You know, those stockholders get to cast their votes. 65% is the threshold that we need to pass. Certain types of votes, and this vote for the one-year extension has a 65% threshold. I would say that you know the enthusiasm, the buzz, you know, the retail participation, it has been very, it’s been very enthusiastic. We are looking forward to a very successful vote.

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John Jannarone, Editor-in-Chief - IPO Edge: Great and I and that’s a nice segue there, Patrick. I was going to ask you something that’s slightly unusual about these deals. You have a very high percentage of so-called retail or individual shareholders, isn’t that right?

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Patrick Orlando, CEO - DWAC: Well, whenever you have a SPAC that trades above trust, you typically do see a rotation out from the initial IPO investors that many times are heavily, institutionally weighted towards more retail. We have had, you know, a price performance well above trust, basically since the announcement, and you know, stock has traded hands many times. We’ve had many days with very high volumes, and we enjoy a strong retail shareholder base. You know, I like to think that the people involved in our name are, you know, enthusiastic about the potential, and you know, obviously, they’re up to date on what’s happening day to day, and you know they’re going to continue to be involved in the name, if they like to be there.

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John Jannarone, Editor-in-Chief - IPO Edge: Alright, great, you know we just showed that slide explaining, the voting mechanics, but just one more time, Patrick, can you explain to folks, who perhaps have not been involved in something like this before, and maybe only have a few shares, why they should vote too?

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Patrick Orlando, CEO - DWAC: Yeah, so look every shareholder, if you have one share, you have the right to vote, and many times the retail shareholders believe that you know the big funds are the ones that are going to dictate what happens, and they can just sit back and you know the big funds are going to make the best decisions for them, and that’s not always the case. No, I think, especially in a name like ours, the retail shareholder holds a lot of weight, and you know the typical way to vote, if you check your email, if you have a regular broker: Robinhood, ETRADE, TD Ameritrade, you should receive an email. That email may be in your spam folder, but I would go ahead and check your emails. Look for an email from your broker. There’s typically a link in there, and you can vote directly through that link very easily. If for some reason, you don’t see that link, you can call your broker, and the broker can assist you with getting your control number and voting, or alternatively, even easier, you can call Saratoga Proxy. We have two numbers right now, (888) 368-0379 or (212) 257-1311. You can call either of those numbers, and we’ve added and added another number now to facilitate voting, and that’s (786) 206-8970. I’m sure we can post that afterwards oon different areas, so everybody can see them. There’s public filings with these numbers. If anybody needs to look up the numbers very easily, you can find them at SEC Report, or other websites. You can also I urge you to, you know, join Truth Social and follow @thePatrickOrlando. I’m posting information there about the vote. We actually did a press release the other day, advising that I will be using Truth Social to disseminate important information about the vote. So, once again, Truth Social @thePatrickOrlando that’s if you want to follow me, I will be posting public filings there, and you know, it’s actually easy to vote calling the number, your name, address. They’ll take that. They’ll look you up. See how many shares you have, and they’ll take your vote. Obviously, as management we urge shareholders to vote for the proposal for additional time to complete the business combination. We believe that’s the best decision. Everyone gets to cast their own vote, and you know, decide for themselves, but the proxy is available. That’s also something that could be pulled up publicly. If you have any questions on exactly what you’re voting on, pull up the proxy. Take a look. Read through it, and then cast your vote. You know we really want informed shareholders. We think the more informed our shareholders are, the more they’re going to you know, believe in that we’re doing our job to run this business.

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John Jannarone, Editor-in-Chief - IPO Edge: Great. I want to talk a bit about the PIPE and for those who aren’t familiar, that’s a private investment in public equity. Now, Patrick, I’m going to press you on this one. It’s a large amount of money, which is good, but I got an email from someone saying, “hey, this doesn’t look fair. It’s a discount to where the regular guy can buy the stock.” Can you just explain how all that works?

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Patrick Orlando, CEO - DWAC: Yes, so you know a PIPE, as you said, it’s a private investment in public equity. In our case, we’re talking about a one-billion-dollar PIPE that was arranged, and whenever an institution is providing liquidity, they typically need to have some economics on that liquidity, and in this case of a PIPE, the PIPE investors do get a discount to the public market for their investments. Now, how does the public shareholder benefit from a PIPE? Even though, you have this fund or funds, institutions that are providing capital at a discount. They’re not providing capital, and a billion dollars injected into a growth company that represents a great war chest for growth. So, you know, subject to everything, closing, PIPE closing, business combination closing, if you have cash in the bank, and you have a fast growing company, and you have good uses of funds, you have great ways to allocate that company, that capital, whether it’s building a plant, if you’re a manufacturer, or spending on advertising, if you’ve got a great product that people don’t know about it. You know, having cash, is important for, for growth companies, especially. So, you know we thought it was a great idea to arrange a one-billion-dollar PIPE to fuel the growth of a company that’s in a very competitive environment. The competitors have quite a bit of cash, so to make a more level playing field, you want to make sure you have the capital to grow your company.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, and if the vote is not secured next week, I think you explained, there’s no, you have a right to an extension, is that right? So, if it’s not, in all likelihood you would extend by six months?

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Patrick Orlando, CEO - DWAC: So, look, we think the one-year extension is a better position for the company and the public shareholders, right? We work really hard and we don’t propose votes if we don’t think it’s worthwhile. It takes a lot of time, effort, and money to get one of these votes out there, and successfully executed, so you know, we really stand behind, having more time, being the right decision. Obviously, we do have some time built in. As it stands now, we have some automatic extensions where we would fund the trust with additional amounts, but we feel that this one-year extension is the right move for the company, and that’s why you know we urge shareholders to call in. Call in that number, you know. Exercise your right to vote and vote for what you believe is going to strengthen the company that you’ve invested in.

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John Jannarone, Editor-in-Chief - IPO Edge: Alright, great, just another mechanical question, in the event that the deal does not close with the target, does that mean that everyone will automatically get $10.00 back?

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Patrick Orlando, CEO - DWAC: So once again, you know a SPAC, the purpose of a SPAC is to combine with a target, right? So, when there’s a business combination, you vote on proven that business combination. Once that combination occurs, the cash is released from trust. The fact that the cash is released from trust now means that any stockholder is going to get basically, the value of the share in the public market. If it trades up, you get a higher value. If it trades down, you get a lower value. Prior to combination, or if there isn’t a combination, there’s cash in trust, and that cash gets dispersed to shareholders if there isn’t a business combination.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, great, couple of questions, because I think a lot of the investors, you know, are reading a lot about the SEC and DOJ. Tell me how this process normally works? There’s a review by the SEC. There’s been a lot reported about both the SEC and DOJ looking into you. Should investors be concerned about that? What would you tell investors about what what’s going on there?

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Patrick Orlando, CEO - DWAC: No, this is obviously a high-profile business. I believe that it’s got a, you know, a purpose with respect to going up against Big Tech, providing an alternative platform. It’s got a lot of attention on it, right? So, you know, our job is to professionally deal with whatever the business of the day is, and if there’s an inquiry, we respond to is the inquiry. If there’s, you know a procedure that we have to go through, we go through that procedure. You, everyone can look at the public filings. They will see that we entered into a definitive merger agreement. We announced that back in October. We filed a registration statement early in the year. You know, all these, these types of public filings, get reviewed by the SEC. The SEC is making sure that the disclosures and information in these filings is accurate and fulsome, so that public investors get the chance to buy and sell with a full set of information.

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John Jannarone, Editor-in-Chief - IPO Edge: Alright, great, just one last thought and then I want to change course slightly here. You know, I’ve seen other situations where a stock, before the deSPAC has occurred or been affected, is trading very high. You talk about a lucid charge point, and I think that’s something people might be confused about sometimes even with people with extensive investing experiences. That’s a sign of excitement about the deal, but without the vote, nothing can happen, isn’t that right?

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Patrick Orlando, CEO DWAC: A hundred percent and once again there’s a lot of complacency. There are many shareholders and investors that just buy and sell stocks to try, and, you know, make or lose money, if it goes up 5% or down 5%, but the truth is, there is this mechanism of voting, and you know the stockholders are the ones that voted, and if the stockholders don’t vote, votes don’t get passed. You can have the most exciting company in the world. You talk about Lucid, you know, Lucid, exciting company, proposed business combination that not enough people called in or cast their votes, and I think they had to go for another one. So, you know, if you are a stockholder of Digital World Acquisition Corporation, you should call in the number and have your vote counted. There’s no reason not to exercise your vote. You’re going to get to decide on business decisions of the company. You get to make a decision that may, in your opinion, improve the quality of the company you invested in. So, there’s no reason not to pick up the phone. Call in. Give your name address. They’re going to look up how many shares you have and say, “sir, you know, do you vote for or, or against, or abstain?” And, you know, obviously, we’re going through this exercise, because we believe that the investors we’re urging them to vote for this initiative. We think it’s going to put the company in the best position.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, now, before we pit into the business itself, just a little bit, you know, something that’s important, I want to, I really want to clear up herethere are SEC rules that prevent a SPAC from having a conversation, or for someone like you for essentially making a deal, until after the IPO. So, tell me about how things actually went down? You went public, and did you, did you review other targets and what stood out to you about Truth Social?

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Patrick Orlando, CEO - DWAC: So, we file a registration statement. It’s called an S-4. You know, part of that registration statement has a timeline. Anybody interested in the timeline is more than welcome to pull it up. I think it’s really kind of too much to speak to on a short call. You know we actually do a lot of work, and we have the luxury of, of being in the financial world and being aware of many targets, and having, you know, a network of bankers and contacts that are in touch with private companies that are interesting to look at. So we actually do consider a lot of private companies, and always are trying to find what we think is the best fit, and is going to return you know, the best potential shareholder value.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, alright, now let’s shift over to Truth Social for a minute, to help people understand. You know, obviously, President Trump is on Truth Social, as we talked about. He has a few million followers already. Tell us about the genesis of Truth Social. He was removed from Twitter. Shortly, thereafter, Truth Social was born. What’s the purpose? What’s the goal of this platform, besides being a mouthpiece for President Trump?

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Patrick Orlando, CEO - DWAC: Well, I think there is a far broader goal. You know Big Tech, especially, on the media side censorship, and you know, kicking people off platforms, you know, blocking people from getting their view points out, has been a frustration for many people. It was a frustration for President Trump, and that motivated this effort to attempt to build a platform that would go up against Big Tech, and create a platform where people were able to speak their mind more freely. So, that’s you know, basically the motivation of Truth Social, which is part of the TMTG Group is to provide a platform, that’s an alternative to what’s currently out there. It’s an alternative to Twitter. It’s an alternative to you know, some of these other platforms, and you know, we’ve seen. I think it’s very engaged users. I use the platform myself and you know I believe it’s well on its way tto provide an alternative for people that want to use something other than what’s out there, right now.

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John Jannarone, Editor-in-Chief - IPO Edge: Well, speaking of that, Patrick, can you tell us, have you personally been blocked or banned from any platforms?

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Patrick Orlando, CEO - DWAC: You know I have had posts even very recently blocked or moderated. You know there’s this very aggressive moderation. I probably along with most people that have had there, many of their communications blocked or moderated, didn’t feel that my post was anything but fair. I was, you know, providing information. I was actually providing publicly available information and was blocked from disseminating it. So, you know the fact that a platform for communications is blocking publicly available information that’s useful for the public to know that to me is overly moderated or overly edited. You know, I hadn’t experienced it much in the past, but I’m experiencing it now, and obviously I understand the motivation for building a platform that is different than the over moderated platforms.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, can you talk to us a bit about the business model for Truth Social? I realized, and I should point this out to everyone, Patrick is DWAC, not Truth Social, but he’s familiar with it. So, is it expected that this is going to look a lot like something like Instagram, Twitter, Facebook, or basically they run ads?

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Patrick Orlando, CEO - DWAC: So you know, once again, I do believe the best way to get educated on Truth Social is go ahead, go on the TMTG website. Read the press releases. There is information publicly available about Truth Social. What it’s trying to accomplish? You know what the mission is TMTG same thing, and you know, if you look at what’s already available most of those questions are out there, and they’re already answered. You know, I’m a Digital World, or I’m the CEO of Digital World. I can speak to our business. You know, we’re a public company looking for what we believe is a great potential business combination for our investors. We’re currently in a definitive agreement with TMTG and TMTG is developing a business that I do believe they’ve made some announcements about different initiatives that they’re undertaking, but you know, we really avoid speaking about something that’s not public. So, anything that I would say right now can be found in the filings or, or press releases or communications from the company, and I urge people to do their research. I urge people to get involved. I urge people, when you buy a company, especially, a company that’s you know, not established, and has been out there for you know, twenty, thirty years, and everybody knows what they do, but really, research what are they doing. What are they working on? Who’s supporting them? You know, and once again you know, the way to improve the quality of the company is to get involved and vote. So, right now the ideas any Digital World shareholder, go ahead and call in the numbers. We’ll put it back up. But, that’s how you get involved in, and if you want to learn more about Digital World take a look at our public filings. You want to learn more about Truth Social, there’s plenty of researchers who will publish some if that’s helpful, so you know everything’s out there. There’s tons to analyze, and you know, there’s a reason that us, you know, at that Digital World chose to pursue this business combination. We believe there’s a lot of potential here.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, you know, I want to get back to Truth Social for a minute, but we’ve got a lot of questions flying in here. You know, I think people are concerned. If we could just touch on the SEC once again, can the SEC hold this up indefinitely, Patrick? People are just wondering, you know, how long can this last?

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Patrick Orlando, CEO - DWAC: So, you know, that’s a great question, right? I think it’s a very difficult question to answer, especially when you know we’re a public company. We do what we have to do every day. We can only control what’s going on within our company. The SEC is tasked with making sure that investors are getting, you know, a full set of information, and you know, we believe that’s what they’re going to do, and that’s what we’re pursuing. We’re trying to make sure that all the necessary information is available to that entity, and you know, they will go ahead and run their processes, and then we’re going to keep working on making sure that investors get a full set of information to make an investment decision on.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, and now, Patrick, again I realize that you can’t be a spokesman for Truth Social perse, but can you tell us a little about this Rumble partnership that was announced recently, just to give people you know, a flavor of how the business model is going to work?

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Patrick Orlando, CEO - DWAC: So, I mean, once again, it’s been publicly announced, right? So, any time you have a business, and there’s other complimentary service providers or companies that make sense to have associations with that’s something that they, you know, you have to see if there’s a good deal there that’s going to improve the company for your stakeholders, and in this case TMTG and Rumble have found some synergies, and they’re working together on initiatives. All of that, once again, it’s public, and everyone can research what’s going on and, we’ll announce developments as they are announced, and we feel that they’re material for our public shareholders.

00:31:43.780 —> 00:32:02.289

John Jannarone, Editor-in-Chief - IPO Edge: Great, and we, we touched on this in the very beginning, Patrick, but I want to get back to you getting questions about it. Tell us about the engagement trends recently on Truth Social, the same report, just about everywhere. I read that it’s on an uptrend, particularly, after the FBI episode of Mar-a-Lago. Can you just tell us anything about what you’re seeing in there as far as engagement?

00:32:02.500 —> 00:33:57.239

Patrick Orlando, CEO - DWAC: Yes, so you know, basically there was, you know, the President himself made a statement about increased activity on the platform after the recent events, and you know, we look at the user numbers. We look at how many followers the President has. That’s a great metric to see what you know, user engagement and number of users are on the platform, and you know, we’ve seen what we feel are positive trends. And you know once again that there’s always going to be ebbs and flows in any business, and I feel like right now, Truth Social is there, there’s plenty of information. I see you know, users very actively engaged. I have my own account. I’m constantly gaining followers, and you know we’re going back and forth, and I see people truthing articles I’ve never been interested in. I think I’m definitely contributing more day by day. I officially announced that I’m going to be providing public information about this vote on Truth Social. I mean, I didn’t use it for that in the past. So, at least in my perspective, it’s gaining traction, and you know, people are going to be attracted by the platforms that they engage on, where they feel comfortable, where they feel that the information is interesting to them, and there’s a choice. There’s always a choice, and I do believe, based on you know, the experience I’ve had recently on other platforms that I haven’t had that on Truth, I really had a very pleasant experience, and I’m using it more and more every day.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, we’ve got so many questions coming in, Patrick. I’m going to weave in one about the vote here. Someone’s asked, if I don’t vote, is that treated as a, no?

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Patrick Orlando, CEO - DWAC: Well, it just doesn’t count it. So, it’s the equivalent of a no vote, and you know, if you are a stockholder and you own a share, and you think this having more time is a good idea to you know, facilitate Digital World getting a deal done, and you don’t vote, then no one knows what you felt. You haven’t helped yourself. So, if you want to help yourself, and you already are invested in the name, which means you have some interest in the outcome, you might as well cast your vote, and obviously we urge you to vote for it. We think it’s a good idea, and that’s why we’re proposing the vote. So, you know, if you’re an investor and you don’t pick up the phone and you don’t vote, you know that inaction, you know, you’re responsible for your own inactions, and you know, I do believe for one, you know I’m an incredibly hard worker. I love to be around hard workers. When I believe in something, I put effort into it, and you know, the effort is what pays off in the in the long term, right? So, you know, if you believe in something, you agree that having more time to complete a business combination makes sense. Pick up the phone, you know, cast your vote, and it doesn’t take a ton of effort, but it’s an effort, and you’re going to feel better, having known that your vote got counted. You know, I have kind of a saying now, kind of based on the military, and I like to say, you know, no stockholder left behind. I don’t care if you’ve got one share or twenty-five shares, or one hundred shares, or fifty thousand, right? I mean your voice counts, and it counts in all sorts of elections, right? So, we, we see elections all the time, and I see local elections for city council, and then these things, with you know, tens of thousands of voters, you know, people just aren’t exercising their rights, because it takes effort, but you know, if you’re going to put some effort into something, put in that effort for the things you believe in or things you’re invested in. If you’re a stockholder, you might as well put some effort into making sure the company you’re invested in has the best conditions possible for growth.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, let’s spend a couple of minutes if we might Patrick, talking about the need to work or cooperate with the likes of Apple or Alphabet in order to have a successful app. You know, I think if you look back, there was a time when Travis, founder of Uber, had some trouble with Apple. Truth Social is on Apple. What’s going on with Google? This has been in the news a lot lately. I think there’s a question that just came in. Let me read this. Someone had a quote from what the issue was. The issue is due to violations of standard policies, including issues around threats, violence and content, moderation. Can you comment on that for us?

00:36:55.000 —> 00:38:55.249

Patrick Orlando, CEO - DWAC: You know, like it’s tough for me to comment. I haven’t researched those policies, and you know, Google has its own business. TMTG runs its own business. You know, we look at the business from a, you know, the perspective of business with wonderful potential. I’m not up to speed enough on you know, what those policies are, and how Truth Social could in any way, not be consistent with that, but you know, that’s not a topic that I really am up to speed on with respect to, what is going on. I’m sure you know, long-term, TMTG, Truth Social very focused on growth and sometimes you’re going to have cooperation from other platforms, or companies, and sometimes you’re not, so you know, there’s a lot of reasons why that goes into any specific decision. I’m sure Truth Social is going to keep attempting to expand in whichever way it can, and you know, Google, they make their own business decisions. We’ll see, you know, time will tell, where Truth Social is being distributed. You know, you mentioned the Apple Store. I downloaded it from the Apple Store. I use the app. I’m happy with that. I’m not an Android user, so I’m not sure if Android users can get it some other way. I know many people that use it on the web. I use Truth Social on the web. I’m very happy with it, so you know, not having the Google Store hasn’t impeded me in any way from, from using the platform, and I’m not just the CEO of DWAC. I’m a human being, and if I want to use Truth Social, I get on it. I get on it on the web, or I get on my iPhone. So, it hasn’t really impacted me, and we’ll see long-term how that plays out.

00:38:55.260 —> 00:39:07.570

John Jannarone, Editor-in-Chief - IPO Edge: Great, and just to remind people, I read yesterday, I think that the CEO of the platform, Devon Nunes, has said that you know, the application has been put in, so in other words, you’re trying, right?

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Patrick Orlando, CEO - DWAC: Oh, yeah, I mean, I read the same thing, and you know I’m up to speed on the efforts. You know, Google and Android users, TMTG strongly feels that Android users should have access to the platform, and they really want whoever wants to use it, to have access. So, you know, anybody restricting access, you have to wonder, why?

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John Jannarone, Editor-in-Chief - IPO Edge: Great, now, I want to ask a question again. This might be tricky, but please do your best for me, Patrick, since we have everyone listening to you. There was a media report about Truth Social finances being in trouble. Suggesting that, you know, maybe we need to be going concern. Is there any validity to that and what’s the answer? I think the company may have made a statement, but can you just tell us what you know about it?

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Patrick Orlando, CEO - DWAC: You know the company made a statement. We read that statement. We felt like that was material to our stockholders, so we reprinted that statement in a press release. It’s available. I don’t know if after this call we can, you know, put some links up somewhere where people can visit your website, or even DWAC SPAC or some other website, and pull up these, these relevant documents, but you know we read the company’s response, and you know, that’s really a company issue, and we reprinted that response. We think you know, that’s the company’s position, and we thought it was material for the public to be able to read that.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, another technical question, someone said he’s a shareholder in Canada. Is he still, still able to vote on the deal?

00:40:46.910 —> 00:42:19.300

Patrick Orlando, CEO - DWAC: A stockholder is a stockholder, and we have stockholders all over the world. If you call into the number, I think if you’re an international, you’re going to have challenges calling into the toll-free number, but we have once again the non-toll-free number and I’m going for the sake of clarity, there’s the numbers.

Let’s see. There’s a (212), number, (212) 257-1311. I think you can call that internationally, and we also have a new number, which is a (786) number, (786) 206-8970. If you’re in Canada, if you’re in China, if you’re in Japan, you know, wherever you are in the world, France, we want you to exercise your right. Just because you’re a foreign shareholder, doesn’t mean that you’re less important. Just because you’re a smaller shareholder, doesn’t mean your less important. You need to call in. Have your vote counted, and you know, hopefully, the 65% threshold, isn’t even close to where the vote ends up being. If we get a lot of stockholder engagement, and stockholders come in and exercise their votes, we’ll really know where everybody stands, and at the special meeting, we’ll announce the results, right, and you know, we’ll see what percentage of people voted for. It’ll be very telling, but you know, so far, we’ve seen, you know, very, I would say, very strong support for the initiative.

00:42:19.910 —> 00:42:44.740

John Jannarone, Editor-in-Chief - IPO Edge:: Great, you know, obviously, the media has been laser focused on President Trump’s involvement in Truth Social. There was, I believe, a statement that you put in a filing about a potential decline in his popularity impacting the business. Can you tell us what you meant by that? Did you mean that his popularity is declining, and it’s a concern, or, are these risk factors like you would see in most any document of that kind?

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Patrick Orlando, CEO - DWAC: I think there’s a risk factor about Covid. There’s a risk factor about the war in Ukraine or the conflict in Ukraine. You know, there’s a risk factor we need to let people know. These are things you should think about. You know, obviously, if certain events occur that are negative, they will negatively impact a stock, and we were talking about filings before, you know, we try to be very fulsome in disclosures. We try to be, you know, very fulsome in risk factors. If the popularity of one of the more important people in an organization declines, you would think that would have an effect. At the same time, if the popularity increases, that should have a positive effect. You know, where you can read into a risk factor, and you know, Covid, if Covid rears its ugly head again, and there are shutdowns, it’s going to affect the economy. At the same time, if it’s a non-factor, you know, the economy, economy should open back up. I think, you know, same thing with the President, right? The President is obviously related to the business. He’s the Chairman, and if his popularity increases, that’s going to be great, right? If it declines, that’s going to be challenging. So, I think everyone has to sit back and say, hey, you know what this is a risk factor, but it doesn’t mean, it has to be negative. There’s a chance it becomes a positive.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, I want to get back that topic a little bit. We’ve got another technical question. I want to make sure we get. There’s so many flying, you know. I want to use money as we can. I think we’ve touched on this, but just to reiterate Patrick, if a deal with TMTG does not happen, you can still find a new target, right?

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Patrick Orlando, CEO - DWAC: Yeah, so you know, as long as a SPAC has more time, it can continue looking for targets. You know, we are always trying to get the best outcome for our public shareholders, and that’s our duty, right? I don’t play favorites. I don’t pick you know, any company I like, because I like the name or I like, you know the business they’re in. There’s a lot of factors that go into our decisions as to what poses the best possible business combination prospect at any time, and we endeavor and work very hard to make sure we have the best potential outcome we can have for our public shareholders any time, so we’re always trying to have a business combination occur, with the best possible target, for our public shareholders.

00:45:23.890 g 00:45:36.589

John Jannarone, Editor-in-Chief - IPO Edge: Great, I’m going to put you on the spot here. This question, Patrick, you know, there’s this report about Truth Social owing money to its vendors. Is, DWAC in any kind of trouble like that, or do you have resources to pay your vendors?

00:45:36.600 —> 00:45:53.659

Patrick Orlando, CEO - DWAC: Look, everything about our finances is public. We just filed a 10-Q with the first half, so that’s fully public. You know, the best way to get educated about the finances of a public company that you want to get involved in, are go ahead and just read the filings.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, great. Let’s go back to President Trump again. He’s obviously very active. I’ve seen it. It reminds me of the old Twitter days. Very, frequent posts are Truths. You know, how is his role at the company described aside from that? He’s still the Chairman, I believe, so he’s involved in the business side, too?

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Patrick Orlando, CEO - DWAC: He is the Chairman and look, what I found about the President is he really is marketing, and he’s got a special knack for certain parts of business, and you know he’s an enthusiastic individual, obviously, very passionate about a lot of things, and you know his involvement, his participation is valued in the company, right? He’s an active participant on the platform. He has a very clear desire for what he wants to see happen at the company, and that does get expressed. So, you know, he’s the Chairman, but you know, he’s not just the Chairman, he’s one of the main users on the platform.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, Patrick, can you still hear me?

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Patrick Orlando, CEO - DWAC: Yeah, one hundred percent.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, good. I’m just a little bit frozen up here. I wanted to get to something else here. As far as the timeline for the SPAC, just getting back to what you talked about, if you wanted to find another target, would that happen with the life of the SPAC, go just as long as that’s six months? So, that extension doesn’t really have to do with Truth Social, correct?

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Patrick Orlando, CEO - DWAC: Well, you know, they once again, we run our business, right? So, we run our business, we feel that the best decision for our business today is to have more time to complete a business combination, and you know, we’re running our business. We think that’s the best decision that gives us the most time to try to complete the current merger with TMTG, and, you know, time for us is really one of the currencies that we need to complete business combinations. You know, things take time, filings, preparing documents, making deals, and we feel like this is the right move right now.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, great someone who’s a warrant holder wants to know, how do the warrants play into all of this?

00:48:29.930 —> 00:49:09.339

Patrick Orlando, CEO - DWAC: So, warrants are an option to purchase shares in the future. Unfortunately, warrant holders don’t get to exercise their vote as a stockholder, until they have stock, but you know, obviously, a warrant holder, their engagement, and their opinion and voice, is also important. If they want to be able to vote right, they should buy shares. Shares are ones that the public have votes on, and you know, the warrant holders have the potential to buy it by shares in the future.

John Jannarone, Editor-in-Chief – IPO Edge: Okay, great just…

00:49:09.940 g 00:49:28.700

Patrick Orlando, CEO - DWAC: Let me, yes, I want to correct that – that’s to convert for shares. You know, the warrant itself, there’s a full description of it in in the public paperwork, and anyone who wants to learn more about how the warrants work, can read that.

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John Jannarone, Editor-in-Chief - IPO Edge: Great and these are no different for many other warrant essentially, right – the strike price of $10.50 – I’m sorry, $11.50?

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Patrick Orlando, CEO - DWAC: You know, a warrant can have any features that you want it to have. You know, there is a standard especially, with respect to SPACs. The eleven, fifty strike, is a pretty common strike. You know, SPACs IPO around ten dollars. Eleven, fifty means that it’s doing a good job, or, you know, people are buying it more than they’re selling it, and the price is going up. So, a warrant is the right to buy at eleven, fifty or right to convert to eleven, fifty, and the value of the warrant goes up and down, depending on, you know, the stock price and other considerations.

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John Jannarone, Editor-in-Chief - IPO Edge: Great, someone’s asking how often are you actually engaging in conversations with Truth Social? I mean, you’re very focused, obviously, on this vote right now, but are you on a day-to-day business, working with folks over there like the CEO, Devon Nunes?

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Patrick Orlando, CEO - DWAC: Not, once again, you know, and anything that we talk about needs to be fair, and all the public would have to hear it at the same time, so I can’t speak to you know, how often I speak to the company, but you know, I can characterize the relationship and the communication as very solid. You know, obviously, we don’t make a decision to invest in a company without a lot of due diligence and conversations, and obviously, there’s ongoing conversations involved. Anytime that there’s, you know, an important business relationship, and we’re hard workers, there are hard workers, so, yes, there is communication

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John Jannarone, Editor-in-Chief - IPO Edge: Great and just getting back to President Trump once again, he’s the Chairman’s, Chairman of the board, right? So, someone’s asking, is he still on the board? I mean if he’s the Chairman, obviously, he is right?

00:51:22

Patrick Orlando, CEO DWAC: He is the Chairman.

00:51:22.300 —> 00:51:39.519

John Jannarone, Editor-in-Chief - IPO Edge: Okay, great, someone asked, if he were to leave, and for whatever reason that might be, could Truth Social go on? That’s to say, he’s not a controlling shareholder? He is the chairman, but he could leave in theory, right?

00:51:39.530 —> 00:52:16.590

Patrick Orlando, CEO - DWAC: You know, once again, we can speculate about anything right, so I can speculate about a million things. I haven’t thought about that today. It’s not something that I I’ve been considering. So, you know, we’re really focused on, you know, the reality and the present, and what we’re working on today, and as of today, the President is the Chairman. He’s an active user. I don’t really see any reason to be considering scenarios that I don’t need to be working on today.

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John Jannarone, Editor-in-Chief - IPO Edge: Okay, great. Alright, back to some vote mechanics in the last few minutes we have here, Patrick. When will shareholders find out the results of the vote? Will it be a couple days after, after the sixth?

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Patrick Orlando, CEO - DWAC: No, on the sixth we’re going to have the special meeting, and unless we adjourn, we will be announcing the results of the special meeting. I just want to quickly pull up, (unless you can pull it up), I’d like to pull up the latest press release.

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John Jannarone, Editor-in-Chief - IPO Edge: I think you can share your screen there. That’s fine. I’m having a little technical problem on my side.

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Patrick Orlando, CEO - DWAC: Give me a tenth of a second just to…

00:52:51

John Jannarone, Editor-in-Chief - IPO Edge: Sure thing…. [brief pause]

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Patrick Orlando, CEO - DWAC: Alright, guys, and by the way, I have a team, so I’m going to task the team with sending this to me, so I don’t have to pull it up, but I will show, you know, this morning’s press release on the screen. It’s publicly available. We’ll center on the link. Once again, if you get on Truth Social and you follow @thePatrickOrlando, you’re going to see that link, probably more than once today, so you know, if you’re interested in the name, if you’re interested in what’s going on, that’s one place that I can guarantee you’re going to get information about the transaction. Let’s see. Alright, can you send me the actual link, so I don’t show? They sent me a link to a platform, a specific finance platform, and you know, I prefer to just send you that, just showing you the actual press release, from what was filed with the SEC, so bear with me, just one more second...

00:54:28.730 —> 00:54:48.809

John Jannarone, Editor-in-Chief - IPO Edge: Sure, thing [brief pause]. Well, Patrick, while you’re working on that, we’ve got a question coming in about censorship from Big Media. Can you tell us anything about your experience, you know as CEO of DWAC, with the financial media? Have you, do you feel that anything, when we talked a bit about posts being blocked, and so on, but can you tell us anything about, you know, your experience?

00:54:48.840 —> 00:57:22.350

Patrick Orlando, CEO - DWAC: Look, just speaking personally, and as a CEO of DWAC, I have experienced, what I believe, would be, you know, a true focus on not the most important matters for stockholders, but many times I see kind of the most exciting or sensational articles getting the most coverage, and I think that’s somewhat of a disservice to you know, the public. You know, I truly do feel media has the responsibility to report fairly and inform the public. I thought that you know, really is what the media is meant to do. I do believe that I see biases or some other, you know, biases or some other, call it filters on information, and you know, I for one, don’t believe media should be inserting their viewpoints into information, and they really should be reporting on the things that are important for the public to understand, right? So, I really do welcome any reporting or any media that’s fair, that’s balanced, that really reports the issues that are important to people, especially, when you can take a piece of information and act on it, so, you know, reporting about this vote, I’m surprised, there’s not more coverage of it. You know, Digital World Acquisition Corp., is one of, if not, the most high-profile SPAC that’s been out there. I mean, we’re definitely among the top. We definitely have you know, the most attention, or close to, the most attention on us out there, and there should be more coverage about the vote. The vote is important. This is a right that people have, and you know, I see a lot more reporting about you know, issues that are a little more sensational than you know, a vote probably isn’t that exciting, and it’s you know not that dramatic, and it’s not bad, right? So, you know, maybe it’s not as fun to report on, but this is important, and the fact that people aren’t highlighting as much as they should just goes to show, you know, who really is trying to serve the public through their reporting, and who has some other, you know, call it, let’s see, I’m trying to pull up the…

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John Jannarone, Editor-in-Chief - IPO Edge: Well, Patrick, I’d like to hope that we, you know we talked about the vote, but we also asked you a lot of tough questions that came in today, and I appreciate everyone doing that just one quick when you’re about to vote again, though, Patrick, if I buy shares today, can I vote? I believe the answer is no, because the record date was some time ago.

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Patrick Orlando, CEO - DWAC: Correct, so the record date was August 12th, right? So, anyone that was a stockholder on August 12th, would have the right to vote. Now, if you’re not sure when you owned your shares, go ahead and call in. If you don’t own any shares as of August 12th, you’re not going to be able to vote. If you did have shares, then you will be able to vote. So, here, you know, here’s the voting instructions. We’ll send this link around. Once again, we’ve got the (786) 206-8970. Call into that number. You can, you know, we will facilitate, having your vote counted. There’s two other numbers (888) 368-.0379 and also the (212) 257-1311. There’s many other ways to vote. Once again, we said, check your email. You may have an email from your broker. Check your, your spam folder. There’s a website, where people can cast their vote. It’s called proxy, proxy vote. What is the proxy voting website? CST Proxy – here it is. Here’s the dial in number for anyone that wants to attend the meeting, but you know, anybody that wants to cast their vote, have it count, and have their opinion heard, you know, now is the time. You know, we have our meeting on Tuesday coming up. It’s less than a week, so the time is now. Take a few minutes in your day. Dial in in these numbers. There’s a chance, you know, you speak to somebody interesting — that is, as excited to hear what you want to vote on as much as you want to vote. You know people are involved with public companies generally believe in, in the mechanism, and having the public be able to participate in the financial markets and companies themselves. So, you know, I’m very happy that you know, our stockholders not only invest in the company and support it that way, but also get involved and express their opinion on, you know, what the initiatives we are recording up to vote are, and you know, have their vote counted, and really direct the future of the company.

01:00:00.510 —> 01:00:19.190

John Jannarone, Editor-in-Chief - IPO Edge: Alright, well Patrick, we’re going to have to leave it there. I’ve really enjoyed the opportunity to ask questions, and I encourage anyone who wants to check out the replay, who perhaps only just now found out about this event. The easiest place to find it is ipo-edge.com, or under the DWAC ticker on Yahoo Finance or Bloomberg Terminal. Patrick, thanks for joining us today.

01:00:19.200 —> 01:00:59.779

Patrick Orlando, CEO - DWAC: Yeah, and just so everybody knows, when we do these types of events, we do have to go ahead and run transcripts, so we’re going to be running a transcript if anybody wants to see the transcript. We make those publicly available. And, once again, I mean, if you’re a stockholder, you know, this is a holiday. Go and cast your vote, and it’s just one more thing to celebrate. You know, this is a great country. The public markets are wonderful to be involved in. If you’re a stockholder, you know, you are not just having an economic interest in the company you are invested in, but you also are a decision maker. So, go ahead – have your decision heard!

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John Jannarone, Editor-in-Chief - IPO Edge: Alright, great, we’re going to leave it there. Thanks, everyone for tuning in.

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Patrick Orlando, CEO - DWAC: Wonderful!

About Digital World Acquisition Corp.

Digital World Acquisition Corp. (Nasdaq: DWAC) (“Digital World”) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

Digital World urges investors, stockholders and other interested persons to read the definitive proxy statement dated August 25, 2022 (the “Extension Proxy Statement”), as well as other documents filed by Digital World with the Securities and Exchange (the “SEC”), because these documents contain important information about Digital World and the proposed amendment to Digital World’s amended and restated certificate of incorporation to extend the period of time for completing a business combination (the “Extension”) up to four times, each by an additional three months, for an aggregate of 12 additional months (or until September 8, 2023) or such earlier date as determined by Digital World’s Board of Directors. The Extension Proxy Statement was first mailed to stockholders of Digital World as of a record date of August 12, 2022, on August 25, 2022. Stockholders may obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: info@dwacspac.com.

Participants in Solicitation

Digital World and its directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies of Digital World stockholders in connection with the Extension. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Digital World’s directors and officers in the Extension Proxy Statement, which may be obtained free of charge from the sources indicated above.

Non-Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Extension and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Digital World, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to Digital World’s stockholder approval of the Extension, Digital World’s inability to complete an initial business combination within the required time period, and other risks and uncertainties indicated from time to time in filings with the SEC, including Digital World’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors,” the Extension Proxy Statement under the heading “Risk Factors” and other documents Digital World has filed, or to be filed, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Digital World expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Digital World’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.